Exhibit 99.12
SECOND AMENDED AND RESTATED TRANSACTION 1 SUPPLEMENTAL CONFIRMATION
Date:	November 16, 2017

To:	M Capital Group Investors II, LLC
2200 South 75th Avenue
Phoenix, AZ 85043

Attn:	Vicki Plein

From:	Citigroup Global Markets Inc.
Fax No.:	212-615-8985

Reference Number:	To be advised by CGMI
The purpose of this Second Amended and Restated Transaction 1 Supplemental Confirmation is to amend and restate the terms and conditions of the Transaction entered into between Citigroup Global Markets Inc. (“CGMI”) and M Capital Group Investors II, LLC (“Counterparty”) on November 18, 2016 (such date, the “First Amendment and Restatement Date” and such transaction, the “First Amended and Restated Transaction”), which amended and restated the Transaction entered into between CGMI and Counterparty on May 18, 2016 (the “Original Transaction”).  This Second Amended and Restated Transaction 1 Supplemental Confirmation, dated November 16, 2017 (the “Second Amendment and Restatement Date”), amends and restates in its entirety the Amended and Restated Transaction 1 Supplemental Confirmation, dated November 18, 2016 (the “First Amended and Restated Supplemental Confirmation”), and is subject to the Master Confirmation specified below.  All references to the First Amended and Restated Supplemental Confirmation or the Transaction 1 Supplemental Confirmation, dated May 18, 2016 (the “Original Supplemental Confirmation”) in the Master Confirmation or in any other documentation between the parties shall be to this Second Amended and Restated Transaction 1 Supplemental Confirmation.  Each party repeats to the other party the representations and warranties set forth in the Master Confirmation or in the Agreement (as defined in the Master Confirmation) (as if the Second Amendment and Restatement Date were the Trade Date, the date the parties entered into a Transaction and the date of the Master Confirmation).  This Second Amended and Restated Transaction 1 Supplemental Confirmation is a binding contract between CGMI and Counterparty as of the relevant Trade Date for the Transaction referenced below.
1.          This Second Amended and Restated Transaction 1 Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as of May 18, 2016 between CGMI and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”).  All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Second Amended and Restated Transaction 1 Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.
2.          The terms of the Transaction to which this Second Amended and Restated Transaction 1 Supplemental Confirmation relates are as follows:
Trade Date:	May 18, 2016
Second Amendment and Restatement Date:	November 16, 2017
Prepayment Date:	May 19, 2016; provided that Counterparty authorizes and directs CGMI to pay the Prepayment Amount Counterparty is entitled to receive to Citibank, N.A. on Counterparty’s behalf.
Prepayment Amount:	USD 161,313,613.52
Initial Reference Price:	USD 14.7265
Amendment and Restatement Reference Price:	USD 38.19
Forward Floor Price:	USD 38.00
Forward Cap Price:	USD 45.00
Final Disruption Date:	September 25, 2018

For each Component of the Transaction, the Scheduled Valuation Date and Number of Shares (reflecting adjustments through the Second Amendment and Restatement Date) is set forth below:
Component Number	Scheduled Valuation Date	Number of Shares
1	August 14, 2018	442,585
2	August 15, 2018	442,585
3	August 16, 2018	442,585
4	August 17, 2018	442,585
5	August 20, 2018	442,585
6	August 21, 2018	442,585
7	August 22, 2018	442,585
8	August 23, 2018	442,585
9	August 24, 2018	442,585
10	August 27, 2018	442,585
11	August 28, 2018	442,585
12	August 29, 2018	442,585
13	August 30, 2018	442,585
14	August 31, 2018	442,585
15	September 4, 2018	442,585
16	September 5, 2018	442,585
17	September 6, 2018	442,585
18	September 7, 2018	442,585
19	September 10, 2018	442,585
20	September 11, 2018	442,577

3.          For purposes of all Transactions under the Master Confirmation, the definition of “Shares” and “Issuer” are hereby amended by replacing “Shares” in its entirety with the following:

Shares:	The Class A common stock, par value $0.01 per share, of Knight-Swift Transportation Holdings Inc. (f/k/a Swift Transportation Company) (the “Issuer”).

4.          For purposes of all Transactions under the Master Confirmation, the definition of “Settlement Price” is hereby amended by replacing it in its entirety with the following:

Settlement Price:
The volume-weighted average price per Share on the relevant Valuation Date, as reasonably determined by the Calculation Agent by reference to the Bloomberg Page “KNX US <equity> AQR_SEC <Go>” (or any successor page thereto); provided that, if such price is not so reported for any reason or is, in the Calculation Agent’s reasonable discretion, erroneous, the Settlement Price shall be determined by the Calculation Agent in good faith and a commercially reasonable manner.

5.          For purposes of all Transactions under the Master Confirmation, the “Share Adjustments” provision is hereby amended by:

(a)          Replacing the “Dividend Adjustments” provision in its entirety with the following; and

Dividend Adjustments:
If at any time during the period from, but excluding, the Trade Date to, and including, a Valuation Date, an ex-dividend date for an Ordinary Cash Dividend to the extent it is an Excess Cash Dividend or for any dividend or distribution that is not an Ordinary Cash Dividend occurs with respect to the Shares (whether cash or non-cash and including any spin-off or other similar transaction) (a “Relevant Distribution”), then, except as provided in the next sentence, the Calculation Agent will adjust one or more of the Forward Floor Price, the Forward Cap Price, the Number of Shares or any other variable relevant to the valuation, settlement, payment or other terms of such Component to reflect the impact of such dividend or distribution on the theoretical value of such Component.  In the case of a Relevant Distribution that is an Excess Cash Dividend, Counterparty may elect, by written notice to CGMI no later than the fifth Scheduled Trading Day immediately preceding the ex-dividend date for such Relevant Distribution, that, in lieu of the adjustment provided in the preceding sentence, Counterparty shall pay CGMI, on the date such Relevant Distribution is paid by the Issuer, an amount equal to the amount of such Relevant Distribution multiplied by the aggregate Number of Shares underlying each Transaction on the relevant ex-dividend date.

(b)          Adding the following provisions immediately after the “Dividend Adjustments” provision;

Ordinary Cash Dividend:	Any cash dividend or distribution that the Calculation Agent determines is an ordinary, quarterly cash dividend.

Excess Cash Dividend:
Any Ordinary Cash Dividend to the extent such Ordinary Cash Dividend, together with any other Ordinary Cash Dividend with an ex-dividend date in the same calendar quarter, exceeds the applicable Contractual Dividend.

Contractual Dividend:
USD 0.06 for each calendar quarter prior to June 30, 2018 and USD 0 for each calendar quarter thereafter (subject to adjustment by the Calculation Agent in its sole discretion in accordance with Calculation Agent Adjustment to account for any Potential Adjustment Event or Extraordinary Event and subject to adjustment by the Calculation Agent in its sole discretion to account for any change to the timing and/or frequency of payment of the Issuer’s regular dividend).

6.          For purposes of all Transactions under the Master Confirmation, Section 8(f)(ii) is hereby amended by replacing it in its entirety with the following:

Hire Act Protocols.  The parties agree that the definitions and provisions contained in the 2015 Section 871(m) Protocol as published by the International Swaps and Derivatives Association, Inc. are incorporated into and apply to the Agreement solely for purposes of this Master Confirmation as if set forth in full herein.

7.          For purposes of all Transactions under the Master Confirmation, the Pledge Agreement is hereby amended by:

(a)          References to “Class B Restrictions” and “Class B Shares” in the Pledge Agreement shall be deleted in each place they appear;

(b)          Replacing the definition of “Specified Dividend” with the following:

“Specified Dividend” means any Relevant Distribution (as defined in the Confirmation) (i) that is an Excess Cash Dividend (as defined in the Confirmation) and (ii) in respect of which the Pledgor has elected, in accordance with the terms of the Confirmation, to pay CGMI an amount equal to the amount of such Relevant Distribution in lieu of CGMI making the adjustments provided for in the Confirmation.

; and

(c)          Adding the following at the end of Section 3(k) in the Pledge Agreement:

If the Pledgor receives an Ordinary Cash Dividend and has not yet caused the Distribution to be delivered in accordance with Section 3(g), (A) CGMI shall, unless an Event of Default has occurred and is continuing or an Early Termination Date has been designated, direct the Pledgor that it may keep the portion of such Ordinary Cash Dividend that is not an Excess Cash Dividend and (B) Pledgor shall immediately deliver the remainder of such Ordinary Cash Dividend in accordance with Section 3(g).  If CGMI receives an Ordinary Cash Dividend in the Collateral Account, CGMI shall, unless an Event of Default has occurred and is continuing or an Early Termination Date has been designated, promptly deliver the portion of such Ordinary Cash Dividend that is not an Excess Cash Dividend to Pledgor and, upon such delivery, the Lien on such portion of such Ordinary Cash Dividend shall be released.

Counterparty hereby agrees (a) to check this Second Amended and Restated Transaction 1 Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Second Amended and Restated Transaction 1 Supplemental Confirmation relates by manually signing this Second Amended and Restated Transaction 1 Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.
Yours sincerely,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ James Heathcote
Authorized Representative

Confirmed as of the date first above written:
M CAPITAL GROUP INVESTORS II, LLC
 By: Jerry And Vickie Moyes Family Trust, its Manager

By:	/s/ Jerry C. Moyes
Name:	Jerry C. Moyes
Title:	Co-Trustee of the Manager

By:	/s/ Vickie Moyes
Name:	Vickie Moyes
Title:	Co-Trustee of the Manager

Back to Schedule 13D/A